UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
January 23, 2009
Columbia Sportswear Company
(Exact name of registrant as specified in its charter)

Oregon (State or other jurisdiction of incorporation)	0-23939 (Commission File Number)	93-0498284 (I.R.S. Employer Identification No.)
14375 Northwest Science Park Drive
Portland, Oregon 97229
(Address of principal executive offices) (Zip Code)
(503) 985-4000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
(c)
As previously disclosed in Columbia Sportswear Company’s (the “Company”) current report on Form 8-K, filed with the Commission on January 6, 2009, Thomas B. Cusick was promoted to the position of vice president, chief financial officer and treasurer of the Company effective January 23, 2009. Mr. Cusick, 41, has served in senior financial management roles with Columbia Sportswear since joining the company as corporate controller in September 2002. In March 2006, he was promoted to vice president and corporate controller and was named chief accounting officer in May 2008. From 1995 to 2002, Mr. Cusick held various financial management positions at Cadence Design Systems (and OrCad, a company acquired by Cadence in 1999), which operates in the electronic design automation industry. From 1990 to 1995, Mr. Cusick was an accountant with KPMG LLP.
Upon effectiveness of Mr. Cusick’s appointment, the Board of Directors approved compensation arrangements with Mr. Cusick consisting of (i) an annual salary of $325,000, (ii) a grant of 4,978 restricted stock units, and (iii) a grant of 12,378 stock options. The restricted stock units will cease to be subject to forfeiture with respect to 25% of the units on each anniversary of the grant date. Vested shares will be delivered to Mr. Cusick on the designated vest dates. The stock options were granted at an exercise price of $31.21 per share and for a term of ten years. The option grant vests over 4 years with 25% becoming exercisable on each anniversary of the grant date. The grants of both the restricted stock units and the stock options were made under the Company’s 1997 Stock Incentive Plan. In addition, Mr. Cusick will be eligible to participate in the Company’s executive compensation plans according to the terms of each of the plans, and the Company’s Change in Control Severance Plan described below.
(e)
On January 23, 2009, the Board of Directors of the Company approved a form of Change in Control Severance Plan (the “Plan”) to offer certain key employees, based on level of position, income protection in the event that the participant’s employment with the Company is involuntarily terminated other than for cause (as defined in the Plan), and to secure for the benefit of the Company the services of the eligible employees in the event of a potential or actual change in control (as defined in the Plan).
In the event of a termination of employment without cause and not in connection with a change in control, each of Bryan Timm, Executive Vice President and Chief Operating Officer, Mick McCormick, Executive Vice President of Global Sales and Marketing, Tom Cusick, Vice President and Chief Financial Officer and Peter Bragdon, Vice President and General Counsel (each a “Tier I Executive”) would be entitled to receive a cash payment equal to one and one-half (1.5) times the sum of the participant’s base salary plus the target annual incentive amount and health insurance benefits for the shorter of 18 months or the COBRA coverage period. Each of the Company’s other vice presidents (each a “Tier II Executive”) would be eligible to receive a cash payment equal to the sum of the participant’s base salary plus the target annual incentive amount and health insurance benefits for the shorter of 12 months or the COBRA coverage period. Neither Chief Executive Officer Timothy P. Boyle nor Chairman Gertrude Boyle is eligible to participate in the plan.
In the event of a termination of employment by the Company without cause or by the participant for good reason (as defined in the Plan) within twelve months following a change in control, Tier I Executives would be entitled to receive a cash payment equal to two (2) times the sum of the participant’s base salary plus the target annual incentive amount and Tier II Executives would be entitled to receive a cash payment equal to one and one-half (1.5) times the sum of the participant’s base salary plus the target annual incentive amount. All outstanding time-vesting equity-based awards for the participants would become fully vested and exercisable or payable upon such termination and equity awards that are eligible to become exercisable, vested or payable upon the attainment of specified performance goals would become fully vested, exercisable or payable to the extent the applicable performance goals had been attained, as determined on a pro-rata basis, as of the effective date of the termination. Each participant would also receive health insurance benefits for the shorter of 18 months or the COBRA coverage period. Cash payments to which a participant becomes entitled under the Plan will be paid in a lump sum following the participant’s signing of a waiver and release of claims. A copy of the Change In Control Severance Plan is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(d)	Exhibits.

Exhibit 10.1	Columbia Sportswear Company Change in Control Severance Plan.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Columbia Sportswear Company
Date: January 29, 2009	By:	/s/ Peter J. Bragdon
		Name:	Peter J. Bragdon
		Title:	Vice President and General Counsel

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Columbia Sportswear Company Change in Control Severance Plan.